EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made as of the 11th day of January, 2011, by and between Technest Holdings, Inc. (the “Company”), a Nevada corporation, and each of the persons whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (the “Purchasers” and each individually as a “Purchaser”).

WHEREAS, each Purchaser wishes to purchase from the Company, and the Company wishes to sell to each Purchaser certain shares (the “Shares”) of the Company’s Series E 5% Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred”), a copy of whose certificate of designation is set forth below in Exhibit B.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

SECTION 1.  Sale of Securities.

1.1   Authorization of Sale of the Securities.  Subject to the terms and conditions of this Agreement, the Company has authorized the sale and issuance to the Purchasers of the total  number of Shares set forth next to each Purchaser’s name on Exhibit A hereof.

1.2   Agreement to Sell and Purchase the Shares.  At the First Closing (as defined below), the Company will issue and sell the Shares to each Purchaser and each Purchaser, severally and not jointly, will buy the Shares from the Company set forth opposite such Purchaser’s name under First Closing on Exhibit A, upon the terms and conditions hereinafter set forth, at the purchase price set forth on Exhibit A.  At the Second Closing (as defined below), the Company will issue and sell the Shares to each Purchaser and each Purchaser, severally and not jointly, will buy the Shares from the Company set forth opposite such Purchaser’s name under Second Closing on Exhibit A, upon the terms and conditions hereinafter set forth, at the purchase price set forth on Exhibit A. At the Third Closing (as defined below), the Company will issue and sell the Shares to each Purchaser and each Purchaser, severally and not jointly, will buy the Shares from the Company set forth opposite such Purchaser’s name under Third Closing on Exhibit A, upon the terms and conditions hereinafter set forth, at the purchase price set forth on Exhibit A.

1.3   Several and not Joint Obligations.  The representations, warranties, covenants, agreements and obligations of the Purchasers under this Agreement are several and not joint.

1.4   Time of the Essence.  Time is of the essence in this Agreement.  If the First Closing (as hereinafter defined) has not taken place by April 11, 2011, the Company may unilaterally and in its sole discretion terminate this Agreement as to any or all Purchasers, in which case no terminated party shall have any liability to or claim against the Company under or in connection with this Agreement or the transactions contemplated by this Agreement.

1.5   Closing.  Subject to, and in reliance upon, all of the representations, warranties, covenants, terms and conditions of this Agreement, the first closing (such closing being called the “First Closing”) shall take place at the offices of the Company located in Bethesda, Maryland immediately following the consummation of the transaction between Technest, AccelPath LLC and the members of AccelPath LLC pursuant to that certain Unit Purchase Agreement dated on or about the date hereof (the “AccelPath Transaction”).  Subject to and in reliance upon all of the representations, warranties, covenants, terms and conditions of this Agreement as updated pursuant to any disclosure schedule provided in connection with this Agreement, the second closing shall take place no later than 45 days after the First Closing (the “Second Closing”) and the third closing shall take place no later than 90 days after the First Closing (the “Third Closing”).  The term “Closing” shall apply to each of the First Closing, the Second Closing and the Third Closing, unless otherwise specified herein.

1.6   Use of Proceeds.  The Company shall use the proceeds from the sale of all of the Shares to finance on-going operations.

SECTION 2.  Conditions to Closing.

Conditions to Purchasers’ Obligations at each Closing.  Each Purchaser’s obligations to purchase the Shares at the First Closing, Second Closing and Third Closing are subject to the satisfaction, at or prior to such Closing, of the following conditions:

(i)   Representations and Warranties True; Performance of Obligations.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the First Closing, Second Closing or Third Closing, as applicable, with the same force and effect as if they had been made as of such Closing, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to such Closing.

(ii)   Filing of Certificate of Designation.  The certificate of designation, in substantially the form attached hereto as Exhibit B, shall have been filed with the Secertary of State of the State of Nevada, and shall and shall continue to be in full force and effect as of the First Closing, Second Closing or Third Closing, as applicable.

Conditions to the Company’s Obligations at each Closing.  The Company’s obligations to issue and sell the Shares to the Purchasers at the First Closing, Second Closing and Third Closing are subject to the satisfaction, at or prior to such Closing, of the following conditions:

(i)   Representations and Warranties True; Performance of Obligations.  The representations and warranties made by each Purchaser in Section 4 hereof shall be true and correct in all material respects as of the First Closing, Second Closing or Third Closing, as applicable, with the same force and effect as if they had been made as of such Closing, and each Purchaser shall have performed all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to such Closing.

(ii)   Payment of Purchase Price.  Each Purchaser shall have delivered to the Company the purchase price set forth next to such Purchaser’s name on Exhibit A.

SECTION 3.   Representations, Warranties and Covenants of the Company.  The Company hereby represents and warrants to, and covenants with, the Purchasers as of the date of each Closing as follows:

3.1   Organization and Qualification.  The Company is a corporation, validly existing and in good standing under the laws of the State of Nevada; and the Company is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which qualification is required, except where the failure to be so qualified will not have a material adverse effect.

3.2   Issuance, Sale and Delivery of the Shares.  Both the Shares being purchased hereunder, and the underlying shares of Common Stock into which the Shares may be converted are duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement and Exhibit B, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens or encumbrances created by or imposed upon the Purchasers.

3.3   Due Execution, Delivery and Performance of the Agreements.  The Company has full corporate power and authority to enter into this Agreement, to issue and sell the Shares, and perform the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions therein contemplated will not violate any provision of the Restated Articles of Incorporation or by-laws of the Company.

3.4   SEC Filings.  Each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2008 is available on EDGAR (as such documents have since the time of their filing been amended, the “Information Documents”), which are all the documents (other than preliminary material) that the Company was required to file with the Commission since such date.  Except as disclosed to the Purchasers, as of their respective dates, the Information Documents complied in all material respects with  the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to the Information Documents, and none of the Information Documents contained at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5   Authorized Shares.  Immediately prior to the First Closing, and following the consummation of the AccelPath transaction, the authorized capital stock of the Company consists of (i) 495,000,000 shares of Common Stock, of which 118,829,296 shares have been issued and are outstanding as of the date hereof and (ii) 5,000,000 of Preferred Stock, of which 150 shares have been designated as Series A Preferred Stock, none of which are outstanding; 1,149,425 shares have been designated as Series B Preferred Stock, none of which are outstanding; 1,149,425 shares have been designated as Series C Preferred Stock, none of which are outstanding; 3,000 shares have been designated as Series D Preferred Stock, none of which are outstanding; and 300 have been designated as Series E Preferred, none of which are outstanding.  All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

3.6   Brokers, Finders.  The Company has taken no action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments in connection with this Agreement or the transactions contemplated hereby.  The Company shall indemnify and hold harmless each Purchaser, its employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees arising out of this Agreement or the transactions contemplated hereby and resulting from an act of, or failure to act by, the Company, as and when incurred.

SECTION 4.   Representations, Warranties and Covenants of the Purchasers.  The Purchaser as of the date of each Closing, severally and not jointly, represents and warrants to, and covenants with, the Company as follows:

4.1   Requisite Power and Authority.  The Purchaser has all necessary power and authority to execute and deliver this Agreement and to carry out all such Purchaser’s obligations hereof.  All actions on the Purchaser’s part required for the lawful execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken.  Upon its execution and delivery, this Agreement will be the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2   Experience; Accredited Investor Status.

(a)    The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”),

(b)    The Purchaser understands that the Shares have not been registered under the Securities Act, and that such Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement.

(c)    The Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and understood all information he deems relevant in making an informed decision to purchase the Shares.  The Purchaser represents that by reason of his, her or its, business or financial experience, such Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Further, the Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement;

(d)    The Purchaser acknowledges that the offering of the Shares pursuant to this Agreement has not been reviewed by the Securities and Exchange Commission or any state regulatory authority;

(e)    The Purchaser is acquiring the Shares set forth next to such Purchaser’s name on Exhibit A hereto, for such Purchaser’s own account for investment only and with no intention of effecting a distribution any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares;

(f)    The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, the rules and regulations promulgated under the Securities Act and any applicable state securities or blue sky laws;

(g)    The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws, and that such Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.  The Purchaser understands that the Company has no obligation, plan or present intention to register the resale of the Shares under the Securities Act.  The Purchaser understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times such Purchaser might propose;

(h)    The Purchaser has, in connection with such Purchaser’s decision to purchase Shares, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein;

(i)    The Purchaser has had an opportunity to discuss (i) the Company’s business, management and financial affairs with directors, officers and management of the Company and (ii) this investment with representatives of the Company and ask questions of them and such questions have been answered to such Purchaser’s full satisfaction; and

(j)    If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on Exhibit A; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Exhibit A.

4.2   Acknowledgement of Risk.  The Purchaser, severally and not jointly, recognizes that an investment in the Shares is speculative and involves a high degree of risk, including a risk of total loss of the Purchaser’s investment.  The Purchaser, severally and not jointly, represents and warrants that it can bear the economic risk of this investment and must hold the Shares indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.  The Purchaser, severally and not jointly, acknowledges that such Purchaser has been afforded an opportunity to ask questions and to review any documents that might be necessary to evaluate the degree of risk involved in the transactions contemplated by this Agreement.

4.3   Acknowledgement of Company’s Reliance.  The Purchaser, severally and not jointly, represents and warrants that all of the information provided to the Company or its agents or representatives concerning such Purchaser’s suitability to invest in the Company and the representations and warranties contained herein, are complete, true, and correct as of the date hereof, and understands that the Company is relying on the statements contained herein to establish an exemption from registration under U.S. federal and state securities laws.  The Purchaser, severally and not jointly, represents and warrants that the address set forth in the signature page hereto is such Purchaser’s true and correct domicile.

4.4   Brokers, Finders.  The Purchaser, severally and not jointly, represents and warrants that such Purchaser has taken no action which would give rise to any claim by any person for brokerage commission, finder’s fees or similar payments in connection with to this Agreement or the transactions contemplated hereby.  Each Purchaser, severally and not jointly, shall indemnify and hold harmless each of the Company, its employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees arising out of this Agreement or the transactions contemplated hereby and resulting from an act of, or failure to act by, such Purchaser, as and when incurred.

4.5   Restrictions on Transfer; Legends.

(a)    The Purchaser agrees to not, without the prior written consent of the Company, directly or indirectly, make any offer, sale, assignment, transfer, encumbrance, contract to sell, grant of an option to purchase or other disposition of any Shares beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by such Purchaser on the date hereof or hereafter acquired for a period of six months subsequent to the date hereof.  The Purchaser agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of Shares except in compliance with this Agreement.

(b)    The Purchaser acknowledges and agrees that the certificates or other evidence representing such Purchaser’s ownership of the Shares shall bear legends in substantially the following form: (in addition to any other legend which may be required by other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

SECTION 5.   Certain Covenants of the Company

5.1   Filings.  The Company undertakes and agrees to promptly and timely make all necessary filings and other applications in connection with the sale of the Shares to the Purchasers under any United States laws and regulations applicable to the Company, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Purchasers promptly after such filing.  Notwithstanding the foregoing, each Purchaser acknowledges and agrees that this Section 5.1 shall not impose an obligation on the Company to register the Shares under the Securities Act, that the Company has no such obligation to register the Shares under the Securities Act, and that the Company has no present intention to do so.

5.2   Reporting Status.  So long as any Purchaser beneficially owns any of the Shares, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.  The Company will take all reasonable action under its control to obtain and to continue the listing and trading of its Common Stock on the principal exchange where its Common Stock is traded.

5.3   Available Shares.  The Company shall have at all times hereafter authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to issue one hundred percent (100%) of the number of shares of Common Stock as may be required to satisfy the conversion rights and exercise rights of the Purchasers pursuant to the terms and conditions in Exhibit B and Exhibit C attached hereto.

SECTION 6.   Certain Covenants of the Purchasers.  Each Purchaser, severally and not jointly, undertakes and agrees to indemnify and hold harmless each of the Company, its employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in connection with, or arising out of, a breach of the provisions of Section 5(d) of the certificate of designation attached hereto as Exhibit B relating to such Purchaser’s Beneficial Ownership Limitation (as defined therein).

SECTION 7.   Expenses.  Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

SECTION 8.   Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via overnight courier, sent by facsimile, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

if to the Company, to:

Technest Holdings, Inc.
10411 Motor City Drive, Suite 650
Bethesda, MD 20817

or to such other person at such other place as the Company shall designate to the Purchasers in writing; and if to the Purchasers, at each Purchaser’s address as set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing pursuant to this Section 8.

SECTION 9.   Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 10.   Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.  Each party hereto agrees to waive its right to a trial by jury in any proceeding in connection with any dispute associated with this Agreement.

SECTION 11.   Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither party hereto shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed as of the date first above written by their duly authorized representatives shown below:

TECHNEST HOLDINGS, INC.

By:	/s/ Gino M. Pereira
Name: Gino M. Pereira
Title: Chief Executive Officer

SOUTHRIDGE PARTNERS II, LP

By:	/s/ Henry Sargent
Name: Henry Sargent
Title: Manager of the General Partner

Exhibit A

Schedule of Purchasers For First Closing

Name and Address:	Shares:	Purchase Price:
Southridge Partners II, LP 90 Grove Street, Ridgefield CT	150	$150,000

Schedule of Purchasers For Second Closing

Name and Address:	Shares:	Purchase Price:
Southridge Partners II, LP 90 Grove Street, Ridgefield CT	75	$75,000

Schedule of Purchasers For Third Closing

Name and Address:	Shares:	Purchase Price:
Southridge Partners II, LP 90 Grove Street, Ridgefield CT	75	$75,000

Exhibit B

Certificate of Designation

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
FOR SERIES E 5% CONVERTIBLE PREFERRED STOCK
OF
TECHNEST HOLDINGS, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Technest Holdings, Inc., a Nevada corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Restated Articles of Incorporation, as amended, of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of Three Hundred (300) shares designated “Series E 5% Convertible Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

RESOLVED, that the Company's Board of Directors hereby approves the designation and issuance of the Series E 5% Convertible Preferred Stock according to the terms and conditions as set forth in Exhibit A and authorizes and instructs the Company's Executive Officers to proceed in filing the Certificate of Designation with the State of Nevada and to take such other action as shall be appropriate in connection with the issuance of the Series E 5% Convertible Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Sections 78.315 and 78.1955 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.  Dated as of the _______ day of _______, 2011.

TECHNEST HOLDINGS, INC., a Nevada corporation,

By:
Name: Gino Pereira
Title: President

EXHIBIT A

SECTION 2. SERIES E 5% CONVERTIBLE PREFERRED STOCK TERMS

Section 1.   Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series E 5% Convertible Preferred Stock (the “Series E Preferred Stock”), and the number of shares so designated and authorized shall be Three Hundred (300).  Each share of Series E Preferred Stock shall have a par value of $0.001 per share and a stated value of $1,000 per share (the “Stated Value”).

Section 2.   Dividends.

(a)    Holders of Series E Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series E Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to five percent (5%) per annum on the Stated Value, payable in cash.  The Company may pay, at its option, accrued dividends at any time while the Series E Preferred Stock remains outstanding.  The Company shall pay all accrued and unpaid dividends within five (5) days following the conversion of any or all of the Series E Preferred Stock pursuant to Section 5 hereof.  Dividends on the Series E Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Issuance Date (as defined in Section 7), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  The party that holds the Series E Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series E Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.  Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series E Preferred Stock, such payment shall be distributed ratably among the Holders of the Series E Preferred Stock based upon the number of shares then held by each Holder in proportion to the total number of shares of Series E Preferred Stock then outstanding.  In order for the Holders to exercise the right to have dividends paid in cash on any Conversion Date, the Holders must indicate such intention in the Conversion Notice (as defined below), which notice will remain in effect for subsequent Conversion Notices until rescinded by the Holder in a written notice to such effect that is addressed to the Company.

(b)    So long as any shares of Series E Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of seventy five percent (75%) of the shares of Series E Preferred Stock then outstanding (the “Requisite Holders”), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities; provided, however, that any contingent value rights or cash distribution associated with the sale of E-OIR Technologies, Inc. (the “EOIR Distribution”) shall not be subject to this provision, and that the Company may pay or distribute any consideration associated with the EOIR Distribution, including any contingent value rights, to holders of Junior Securities without the consent of the Requisite Holders, by dividend, distribution or otherwise.

Section 3.   Voting Rights; Negative Covenants.  The Series E Preferred Stock shall not have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, either by written consent or by proxy.  So long as any shares of Series E Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series E Preferred Stock, (d) increase the authorized or designated number of shares of Series E Preferred Stock, (e) issue any additional shares of Series E Preferred Stock (including the reissuance of any shares of Series E Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4.   Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series E Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series E Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series E Preferred Stock shall be distributed among the holders of Series E Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series E Preferred Stock.  A “Sale” shall mean a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity (for avoidance of doubt, the proposed transaction with Accelpath LLC shall not constitute a Sale hereunder).

Section 5.   Conversion.

(a)   Conversion at Option of Holder.  Subject to the provisions of Section 5(d), below, each share of Series E Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined in Section 7) at the option of a Holder, at any time and from time to time, from and after the issuance of the Series E Preferred Stock.  A Holder shall effect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series E Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”).  Each Conversion Notice shall specify the number of shares of Series E Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”), and the Conversion Price determined as specified in Section 5(c) hereof.  If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a).  Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)    Not later than five (5) Trading Days after a Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series E Preferred Stock, (ii) one or more certificates representing the number of shares of Series E Preferred Stock not converted, and (iii) a bank check in the amount of accrued and unpaid dividends on the shares of Series E Preferred Stock so converted.  The Company shall, upon request of the Holder, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions.  If in the case of any Conversion Notice (i) such certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series E Preferred Stock are not delivered to or as directed by the applicable Holder and (ii) the Holder or its designee has not received other evidence of its ownership of the shares of Common Stock being issued upon the conversion of shares of Series E Preferred Stock by the close of business on the fifth Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series E Preferred Stock tendered for conversion.

(c)    The conversion price for each share of Series E Preferred Stock (the “Conversion Price”) on any Conversion Date shall be $0.0444169850, subject to Section 5(e) and Section 6 below.  All calculations under this Section 5 shall be made to the nearest whole share of common stock.

(d)   Beneficial Ownership Limitation. The Company shall not effect any conversion of the Series E Preferred Stock, and a Holder shall not have the right to convert any portion of the Series E Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series E Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series E Preferred Stock or any other convertible securities of the Company) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5 applies, the determination of whether the Series E Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series E Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series E Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series E Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) a more recent public announcement by the Company or (ii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series E Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder. A Holder, upon not less than sixty five (65) days’ prior notice to the Company, may increase the Beneficial Ownership Limitation provisions of this Section 5 applicable to its Series E Preferred Stock and the provisions of this Section 5 shall continue to apply. Any such increase will not be effective until the sixty-sixth (66th) day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Series E Preferred Stock.

(e)    If at any time conditions shall arise by reason of action taken by the Company which in the sole opinion of the Board of Directors are not adequately covered by the other provisions hereof and which would be reasonably expected to materially and adversely affect the rights of the holders of Series E Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions would be reasonably expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Series E Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Series E Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series E Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series E Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser.  The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

(f)    The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series E Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series E Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(e)) upon the conversion of all outstanding shares of Series E Preferred Stock hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(g)    Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series E Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.  If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series E Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(h)    The issuance of certificates for shares of Common Stock on conversion of Series E Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series E Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(i)    Shares of Series E Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(j)    Any and all notices or other communications or deliveries to be provided by the Holders of the Series E Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series E Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 6.   Adjustments to Conversion Price.

(a)    The Conversion Price shall be subject to adjustment from time to time as follows:

(i).   Spin Off.  If, for as long as any shares of Series E Preferred Stock remain outstanding  the Company consummates a spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”; for avoidance of doubt, the proposed transaction with AccelPath LLC does not fall with this provision and shall not constitute a “Spin Off” hereunder) in which the Company, in addition to or in lieu of any other compensation received by the Company for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause (a) to be reserved Spin Off Securities equal to the number thereof which would have been issued to all Holders had all shares of Series E Preferred Stock outstanding on the record date (the “Record Date”), for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (such outstanding shares of Series E Preferred Stock, the “Outstanding Preferred Stock”), if all Shares of Series E Preferred Stock had been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Securities”), and (b) to be issued to each Holder upon the conversion of all or any of the Outstanding Preferred Stock, such amount of the Reserved Spin Off Securities equal to (1) the Reserved Spin Off Securities multiplied by (2) a fraction, of which (A) the numerator is the aggregate Stated Value of the Outstanding Preferred Stock then being converted by such Holder, and (B) the denominator is the aggregate Stated Value of the Outstanding Preferred Stock.

(ii).   Stock Splits, etc.  If, at any time while any shares of Series E Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action.  By way of illustration, and not in limitation, of the foregoing (a) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be adjusted to equal one-half of what it had been calculated to be immediately prior to such split; (b) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be adjusted to equal ten times what it had been calculated to be immediately prior to such split; and (c) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Price shall be adjusted to equal such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

(iii).   Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder of Series E Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price in effect at the time and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series E Preferred Stock.

Section 7.   Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

“Closing Bid Price” shall mean the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the OTC Bulletin Board or such other exchange or trading facility on which the common stock is traded.

“Common Stock” means the common stock, $.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Ratio” means, at any time, a fraction, the numerator of which is Stated Value and the denominator of which is the Conversion Price at such time.

“Issuance Date” means the earliest date on which a Holder receives shares of the Series E Preferred Stock, regardless of the number of certificates which may be issued to evidence such Series E Preferred Stock.

“Holder” means a registered holder of a share or shares of Series E Preferred Stock.

“Junior Securities” means the Common Stock and all other equity securities of the Company ranking junior to the Series E Preferred Stock in terms of payment of dividends or liquidation proceeds.

“Per Share Market Value” means on any particular date (a) the Closing Bid Price per share of the Common Stock on such date on the OTC Bulletin Board or other principal stock exchange or quotation system on which the Common Stock is then listed or quoted or if there is no such price on such date, then the Closing Bid Price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC Bulletin Board or any stock exchange or quotation system, the Closing Bid Price for a share of Common Stock in such other over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Board of Directors, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

EXHIBIT B

NOTICE OF CONVERSION

(To be executed by the registered holder
to convert shares of Series E Preferred Stock)

The undersigned hereby elects, in accordance with the terms and conditions of the Certificate of Designation, to convert the number of shares of Series E 5% Convertible Preferred Stock indicated below, into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Technest Holdings, Inc. (the “Company”), as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the undersigned for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to effect conversion

Number of shares of Series E 5% Convertible Preferred Stock to be converted

Number of shares of Common Stock to be issued

Applicable conversion price

Name of Holder

Address of Holder

Authorized Signature